AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “ Amendment “), dated as of August 6, 2019, is by and among First Financial Bancorp., an Ohio corporation (“Buyer”), First Financial Bank, an Ohio bank and a wholly-owned subsidiary of Buyer (the “Bank”), Wallace Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Bank (“Merger Sub”), Bannockburn Global Forex, LLC, a Delaware limited liability company (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as Member Representative of all of the Participating Holders. Buyer, the Bank, Merger Sub, the Company and the Member Representative are sometimes referred to herein individually as a “Party” and collectively, as the “Parties.”
WHEREAS, Buyer, the Bank, Merger Sub, the Company and the Member Representative entered into that certain Agreement and Plan of Merger, dated as of June 18, 2019 (the “ Merger Agreement “);
WHEREAS, Buyer, the Bank, Merger Sub, the Company and the Member Representative now intend to amend the Merger Agreement as set forth herein; and
WHEREAS, the boards of directors or managers (or a duly authorized committee thereof) of each of Buyer, the Bank, Merger Sub and the Company have approved the execution and delivery of this Amendment on behalf of the applicable party hereto.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
SECTION 1.    Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.
SECTION 2.    Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:
2.1     Section 1.7(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:
(b)    Once the Parties have agreed upon a Closing Date pursuant to Section 1.2, on, the third Business Day prior to such scheduled Closing Date, and only on the third Business Day prior to such scheduled Closing Date, the Company shall have the right, but not the obligation, to make a one-time irrevocable election (the “Merger Consideration Modification Election”) to modify the Merger Consideration so that, for all purposes of this Agreement, the Merger Consideration shall consist of (i) cash in the amount of (A) $53,660,392 (which amount is inclusive of both (i) the Escrow Amount and (ii) the Expense Fund Amount sent to the Member Representative pursuant to Section 5.4(f)) less (B) 50% of the aggregate premium amount paid by Buyer for the R&W Insurance Policy, plus (ii) an aggregate number of Buyer Common Shares equal to the amount obtained by subtracting (A) the quotient obtained by dividing 50,000,000 by 24.25, from (B) 4,663,652, with such amount rounded up to the nearest whole Buyer Common Share. If Company does not make the Merger Consideration Modification Election, the “Merger Consideration” shall be as stated in Section 1.7(a).
2.2    Section 8.1 of the Merger Agreement is amended to delete the definition “20-Day VWAP” in its entirety.
SECTION 3.    Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. All references in the Merger Agreement to “this Agreement” shall be deemed references to the Merger Agreement as amended by this Amendment.

SECTION 4.    Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
SECTION 5.    Counterparts. This Amendment may be executed in two or more counterparts and by electronic transmission as provided in Section 9.14 of the Merger Agreement, which section is incorporated herein by this reference.
SECTION 6.    Governing Law. Section 9.11 of the Merger Agreement regarding governing law shall govern this Amendment and such section is incorporated herein by this reference.
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IN WITNESS WHEREOF, each of the parties to this Amendment has executed and delivered this Amendment, or caused this Amendment to be executed and delivered by its duly authorized representative, as of the date first written above.

FIRST FINANCIAL BANCORP.

By: /s/ Archie M. Brown, Jr.
Name: Archie M, Brown, Jr.
Title: Chief Executive Officer

FIRST FINANCIAL BANK

By: /s/ Archie M. Brown, Jr.
Name: Archie M, Brown, Jr.
Title: Chief Executive Officer

WALLACE MERGER SUB LLC

By: /s/ Archie M. Brown, Jr.
Name: Archie M, Brown, Jr.
Title: Chief Executive Officer

BANNOCKBURN GLOBAL FOREX, LLC

By: /s/ Mark Wendling
Name: Mark Wendling
Title: Chief Executive Officer

FORTIS ADVISORS LLC

By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

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